                                                     Exhibit (4)-3
                                                     Commonwealth Edison Company
                                                     Form S-8
                                                     File No. 333-

                              COMMONWEALTH EDISON
                          EXCESS BENEFIT SAVINGS PLAN


          WHEREAS, Commonwealth Edison Company, an Illinois corporation (the "Company"), has for many years maintained the Commonwealth Edison Employe Savings and Investment Plan (the "ESIP") for the benefit of its employes and employes of certain of its subsidiaries which have, with the consent of the Company, adopted the ESIP (the "Employers");

          WHEREAS, section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of annual compensation that may be taken into account under the ESIP to $150,000 (as adjusted for increases in the cost of living) (the "Compensation Limit");

          WHEREAS, section 402(g) of the Code limits the contributions to a participant's Compensation Conversion Account under the ESIP to $7,000 (adjusted for increases in the cost of living) (the "Dollar Limit");

          WHEREAS, sections 401(k) and 401(m) of the Code (the "Before-Tax Contribution Limit" and the "Matching Contribution Limit," respectively) may limit the amount of contributions which may be allocated to the Compensation Conversion Accounts and Employer Contribution Accounts of certain highly compensated participants under the ESIP;

          WHEREAS, section 415 of the Code requires that allocations to participants' accounts under the ESIP generally be limited to the lesser of $30,000 and 25% of a participant's compensation and in certain other respects (the "Section 415 Limit"); and

          WHEREAS, the Company and the Employers desire to provide benefits to "a select group of management or highly compensated employes," within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), equal to the contributions which, but for sections 401(a)(17), 401(k), 401(m), 402(g) and 415 of the Code would have been contributed to the ESIP.

          NOW, THEREFORE, effective August 1, 1994, the Company and the Employers hereby agree as follows:

          1. Definitions. All capitalized terms used herein shall have the respective meanings assigned to such terms by the ESIP, except as otherwise set forth in the preamble to or text of this Plan or below:

          (a) Plan. This Commonwealth Edison Excess Benefit Savings Plan, as from time to time amended.

          (b) Participant. For any Plan Year, an employe of the Company or an Employer who is an "Active Participant" in the ESIP for a Plan Year and:

               (i) who is one of the following: (A) an officer of the Company or any Employer, (B) included on an Employer's "Executive" payroll or
          (C) classified as management personnel in job grade 12 or above, or if an Employer maintains a system of pay classification different from that of the Company, is in a classification determined by such Employer and the Company to be comparable to the above- described eligible classifications of the Company; and

               (ii) who elects to participate in this Plan for a calendar year pursuant to paragraph 2.

          (c) Account. An account established on behalf of an Participant pursuant to this Plan.

          (d) Valuation Date. The date as of which interest is credited to an Account pursuant to paragraph 4 of this Plan.

          2. Participant Elections. An election to participate for a calendar year shall be made (i) for 1994 within 30 days after adoption, (ii) for the calendar year in which an Employe first becomes eligible to become a Participant, within 30 days after such Employe becomes so eligible and (iii) for any other calendar year, by December 31 of the preceding calendar year. Each election to participate in the Plan for a calendar year shall authorize the Participant's Employer to reduce the Participant's Compensation by a whole percentage not in excess of ten, and such election shall apply to Compensation payable after both (1) the effective date of such election and (2) the date on which the Participant's Compensation is no longer reduced by reason of contributions to his or her Compensation Conversion Account under the ESIP on account of the limits imposed by:

          (a) The last two sentences of Section 2.1(i) of the ESIP, relating to the Compensation Limit;

          (b) The third paragraph of Section 4.2 of the ESIP, relating to the Dollar Limit;

          (c)  Section 4.4 of the ESIP, relating to the Section 415 Limit; and

          (d) Section 4.5 of the ESIP relating to the Before Tax Contribution Limit and the Matching Contribution Limit.

Notwithstanding the foregoing, (i) a Participant's election under Section 4.2 of the ESIP at any time during 1994 and prior to the effective date of the Plan was for less than the maximum amount allowed under the terms of the ESIP or (ii) a Participant's contributions to his or her Compensation Conversion Account for 1994 ceased on account of any of the above-described limitations prior to the effective date of the Participant's election for such year and (iii) the Participant's election under Section 4.2 as of the effective date of the Plan is for the maximum amount allowed under the terms of the ESIP, then the Participant's election for 1994 shall, if so designated by the Participant, be applied by determining the amount of Compensation reduction that would have been made had (x) the Participant's election under Section 4.2 of the ESIP been for the maximum amount under the terms of the Plan throughout 1994, or (y) the Participant's election become effective at the time the Participant's Contributions to his or her Compensation Conversion Account ceased, whichever is the larger (the "Make-Up Amount"), and adding a pro rata portion of the Make-Up Amount to the amount by which the Participant's Compensation is otherwise reduced pursuant to such election.

          3. Accounts. There shall be established on the books of the Company and of each Employer an Employe Account and an Employer Account in the name and on behalf of each Participant who is an employe of the Company or such Employer, as the case may be. Each Employe Account shall be credited with the amounts by which the Participant's Compensation is reduced pursuant to his or her election under paragraph 2 of this Plan as of the time such Compensation would have been paid to the Participant but for such election. Each Employer Account shall be credited with an amount equal to the matching contributions that would have been allocated to the Participant's Employer Contribution Account under Section 4.3 of the ESIP in respect of amounts credited to the Participant's Employe Account pursuant to the preceding sentence had such amounts been allocated to the Participant's Compensation Conversion Account, but after taking into account any such matching contributions made under Section 4.3 of the ESIP in respect of any contributions by the Participant to his or her Basic Savings Accounts as of the date on which the related amount is credited to his or her Employe Account.

          4. Interest on Accounts. The Company and each Employer shall credit to each Account established on its books pursuant to paragraph 3 of this Plan interest on the balance of such Account as of the end of each calendar month while any amounts are credited thereto at an annual rate equal to the imbedded rate of interest then being accrued by the Company on its long-term debt, as determined from time to time by the Comptroller of the Company.

          5. Vesting. Amounts credited to a Participant's Employe Account pursuant to the terms of this Plan shall be fully vested and not subject to forfeiture for any reason. Amounts credited to a Participant's Employer Account shall become vested at the same time and to the same extent as the contributions credited to his or her Employer Contribution Account.

          6. Distributions. Payment in respect of a Participant's Accounts under this Plan shall be made at such time as the Committee shall, in its sole discretion, determine, but in no event later than 60 days after the close of the calendar year in which the Participant's employment by the Company and all Employers terminates. Such payment shall be based on the balance of his Accounts as of the Valuation Date, coinciding with or immediately preceding the payment date and shall be made in a single lump sum payment.

          7. Beneficiaries. If a Participant shall die while any amount remains credited to the Accounts established on his behalf pursuant to paragraph 3 of this Plan, such amount shall be paid as provided in paragraph 6 of this Plan to the beneficiary or beneficiaries as the Participant may, from time to time, designate in writing delivered to the Committee. An Participant may revoke or change his beneficiary designation at any time in writing delivered to the Committee. If a Participant does not designate a beneficiary under this Plan, or if no designated beneficiary survives the Participant, the balance of his Accounts shall be paid to the person or persons entitled to his Account under
Section 7.6 of the ESIP (or who would be so entitled if there were then an amount remaining unpaid under the ESIP).

          8. Amendment and Termination. This Plan shall be subject to the same reserved powers of amendment and termination as the ESIP (without regard to any limitations imposed on such powers by the Code or ERISA), except that no such amendment or termination shall reduce or otherwise adversely affect the rights of Participants in respect of amounts credited to their Accounts as of the date of such amendment or termination.

          9. Application of ERISA. This Plan is intended to be an "excess benefit plan" within the meaning of section 3(36) of ERISA and an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulation (S) 2520.104-23. This Plan shall not be a funded plan, and the Company and the Employers shall be under no obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of the Company and the Employers.

          10. Administration. The Committee shall be charged with the administration of this Plan and shall have the same powers and duties, and shall be subject to the same limitations, as are described in Article IX of the ESIP.

          11. Nonassignment of Benefits. Notwithstanding anything contained in the ESIP to the contrary, it shall be a condition of the payment of benefits under this Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). If any person shall endeavor or purport to make any such assignment, alienation or transfer, the amount otherwise provided hereunder which is the subject of such assignment, alienation or transfer shall cease to be payable to any person.

          12. No Guaranty of Employment. Nothing contained in this Plan shall be construed as a contract of employment between any Employer and any employe or as conferring a right on any employe to be continued in the employment of any Employer.

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

          13. Adoption By Employers. Any corporation which is or becomes an "Employer" under the ESIP may, with the consent of the Company, become an Employer under this Plan by delivery to the Company of a resolution of its board of directors or duly authorized committee to such effect, which resolution shall specify the first Plan Year under the ESIP for which this Plan shall be effective in respect of the employes of such corporation.

          14. Miscellaneous. (a) Certain ESIP Provisions. Except as otherwise provided herein, the miscellaneous provisions contained in Sections 10.5 (relating to notice of address) and 10.6 (relating to applicable law) of the ESIP are hereby incorporated herein by reference, and shall be applicable as if such provisions were set forth herein.

          (b) FICA Taxes. For each calendar year in which a Participant's compensation is reduced pursuant to this Plan, his or her Employer shall withhold from the Participant's compensation the taxes imposed upon the Participant pursuant to section 3121 of the Code in respect of (i) the amount by which the Participant's Compensation is reduced and the related amount credited to his or her Employee Account; (ii) the amount credited to the Participant's Employer Account upon the vesting thereof and (iii) the interest credited to the Accounts upon vesting and to the extent required by law.

          (c) Successors and Assigns. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns, as well as each Participant and his or her beneficiaries and successors.

          IN WITNESS WHEREOF, Commonwealth Edison Company has caused this instrument to be executed in its name and its corporate seal to be hereunder affixed on this 1st day of July, 1994.

                                       COMMONWEALTH EDISON COMPANY


                                       By:  ____________________________
                                       Title:  ____________________________


(Corporate Seal)

ATTEST:

_______________________________
Title: __________________________

                                AMENDMENT NO. 1
                                      TO
                              COMMONWEALTH EDISON
                          EXCESS BENEFIT SAVINGS PLAN
                          ---------------------------


          WHEREAS, Commonwealth Edison Company, an Illinois corporation (the "Company"), has heretofore adopted and maintains a non-qualified deferred compensation plan intended to provide benefits that would have been provided under the Commonwealth Edison Employee Savings and Investment Plan (the "ESIP") but for certain limits imposed by the Internal Revenue Code, designated the Commonwealth Edison Excess Benefit Savings Plan (the "Plan");

          WHEREAS, the ESIP was amended and restated, effective January 1, 1995; and

          WHEREAS, the Company desires to amend the Plan to reflect certain changes in the ESIP definitions made by such amendment and restatement and to provide additional deferrals equal to the amount that would have been credited to a Participant's Before-Tax Contributions Accounts pursuant to Section 8.1(f) the ESIP on account of dividends distributed to such Participant but for the Dollar Limit or the Before-Tax Contribution Limit.

          NOW, THEREFORE, pursuant to the power of amendment contained in
Section 8 of the Plan, the Plan is hereby amended, effective as of January 1, 1995, as follows:

     1. All references in the Plan to the term "Compensation Conversion Account" shall be amended to the term "Before-Tax Contributions Account."

     2.   Sections 2(a), (b), (c) and (d) are amended to read as follows:
     (a) The third sentence of subdivision (10) of Article 2 of the ESIP, relating to the Compensation Limit;

     (b)  Section 4.2 of the ESIP, relating to the dollar limit;

     (c) Section 4.4 of the ESIP, relating to the Before-Tax Contribution Limit and the Matching Contribution Limit; and

     (d)  Section 7.4 relating to the Section 415 limit.

     3. Section 2 is further amended by substituting "Section 4.1" for "Section 4.2" in each place where the latter term appears therein.

     4. Section 2 is further amended by adding the following new sentence after the second sentence thereof:

          Each such election shall be deemed to authorize the Participant's compensation by an amount equal to the amount that would have been credited to the Participant's Before-Tax Contributions Account pursuant to the deemed election contained in the fourth sentence of
          Section 3.2 of the ESIP (providing for additional Before-Tax Contributions equal to dividends distributed to the Participant pursuant to Section 8.1(f) of the ESIP) but for the provisions described in clauses (a), (b), (c) and (d) of the preceding sentence.

     5. Section 3 is amended by substituting "Section 7.3(a)" for "Section 4.3" each time the latter term appears therein.

     6. Section 7 is amended by substituting "Section 8.5" for "Section 7.6" appearing in the last sentence thereof.

     7. Section 10 is amended by substituting "Article II" for "Article IX" appearing therein.

     8. Section 14 is amended by substituting the terms "Sections 11.4 and 11.5" and "Section 14.7" for the terms "Section 10.5" and "Section 10.6," respectively, appearing therein.

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers on this 24th day of March, 1995.

                              COMMONWEALTH EDISON COMPANY

                              By
                                ----------------------------
                              Title
                                   -------------------------

ATTEST:

----------------------------
Title
     -----------------------

                               AMENDMENT NO. TWO
                                      TO
                              COMMONWEALTH EDISON
                          EXCESS BENEFIT SAVINGS PLAN
                          ---------------------------

          WHEREAS, Commonwealth Edison Company, an Illinois corporation (the "Company"), has heretofore adopted and maintains a non-qualified deferred compensation plan for the benefit of its employees and employees of certain of its subsidiaries designated the Commonwealth Edison Company Excess Benefit Savings Plan (the "Plan"); and

          WHEREAS, the Company desires to amend the Plan in certain respects.

          NOW, THEREFORE, pursuant to the power of amendment contained in paragraph 8 of the Plan, the Plan is hereby amended, effective September 1, 1997, as follows:

     1. Paragraph 3 is amended by adding the following new sentence at the end thereof:

          Each Account shall be divided into a separate subaccount with respect to each earnings election made by a Participant pursuant to paragraph 4 below.

     2.   Section 4 is hereby amended in its entirety to read as follows:

          4. Earnings Elections. The Committee shall from time to time designate two or more investment benchmarks, the rates of return or loss of which, based upon a Participant's earnings election, shall be used to determine the rate of return or loss to be credited to the subaccounts established within the Participant's Account pursuant to this paragraph 4. A Participant's earnings election shall specify the percentages of the Participant's Account allocated to the subaccounts with respect to each investment benchmark selected by the Participant, in increments of 5% (or multiples thereof). A Participant may change his or her earnings election as of the first business day of any calendar month by delivering to the Participant's Employer, at such time as may be specified by the Committee, a revised earnings election. A revised earnings election may apply to the then balance of a Participant's Account, to the future amounts to be credited thereto on account of the Participant's election under paragraph 2 of this Plan or both. If for any period of time an earnings election is not in effect pursuant to this paragraph 4, the Participant's Account shall be credited with interest on the balance thereof as of the end of each calendar month at an annual rate equal to the imbedded rate of interest then being accrued by the Company on its long-term debt, as determined from time to time by the Comptroller of the Company.

     3.   Paragraph 6 is amended to read as follows:

          6. Distribution. Distribution of the balance of a Participant's Account shall be made at the time and in the manner specified below.

                    (a) Retirement or Disability. If a Participant's employment terminates under circumstances entitling the Participant to a normal or early retirement pension under the Commonwealth Edison Company Service Annuity System or on account of the Participant's "disability" as defined therein, and as of the date of such termination the balance of the Participant's Account is at least $25,000, the balance of the Participant's Account shall be distributed to the Participant in installments, payable on or about the first day of each calendar quarter commencing with the first calendar quarter beginning after the date on which the Participant's employment terminates and continuing for fifteen years (the "Installment Period"). The amount of each installment payment shall be determined:

                         (i) for the year in which installment payments are to commence, by dividing the balance of the Participant's Account as of the last day of the calendar quarter during which the Participant's employment terminates by the total number of payments to be made in the Installment Period;

                         (ii) except as provided in clause (iii) below, for each subsequent calendar year, by dividing the balance of the Participant's Account as of September 30 (but subtracting from such balance the amount of the installment payment to be made on the next following October 1) by the total number of payments remaining to be made in the Installment Period (excluding the installment payment to be made on the next following October 1); and

                         (iii) for the final calendar year in which installment
                    payments are to be made, by dividing the balance of the Participant's Account as of the payment date by the number of payments remaining to be made in the Installment Period (including the installment payment which is then being made);

               provided, however, (I) if an installment payment calculated under subparagraph (i) above is to commence on October 1, such installments shall continue until the second succeeding January 1, (II) no installment shall exceed the balance of the Participant's Account immediately before the date of payment and
               (III) the final installment shall be equal to the then remaining balance of the Participant's Account. Notwithstanding the foregoing, a Participant entitled to distribution under the first sentence of this paragraph 6(a) may elect to have such installments payable over ten years or five years, computed in the manner described in the preceding sentence, or to have the balance of his or her Account distributed in a single lump sum as of the first day of the calendar quarter next following the date the Participant's employment terminates, provided that such election is made at least one year prior to the date the Participant's employment terminates and provided further that in the case of a Participant who retires on or before September 1, 1998 and whose Account has not been distributed on or before August 1, 1997, such election may be made within 30 days after such Participant's termination of employment but shall not become effective until the first day of the calendar year that begins at least twelve months after such election.

                    (b) Distributions in the Event of Death. If a Participant's employment is terminated on account of the Participant's death, the balance of the Participant's Account shall be distributed to the Participant's beneficiary determined pursuant to paragraph 7 in a single lump sum as soon as is practicable following the end of the first calendar quarter coinciding with or next following the Participant's death. If a Participant dies after installment distributions have begun pursuant to paragraph 6(a), such installment distributions shall continue to the Participant's beneficiary determined pursuant to paragraph 7.

                    (c) Other Distributions. If a Participant's employment shall terminate for any reason other than those described in paragraph 6(a) and (b), or if as of the date of a Participant's termination of employment the balance of the Participant's Account is less than $25,000, the balance of the Participant's Account shall be distributed to the Participant in a lump sum as soon as is practicable after the last day of the calendar quarter coinciding with or next following such termination of employment.

                    (d) The amount of any distribution pursuant to this paragraph 6 shall be reduced by any amount required by law to be deducted or withheld, including income tax withholding.

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this 13th day of August, 1997.

                              COMMONWEALTH EDISON COMPANY
                              By
                                ---------------------------------
                              Title
                                   ------------------------------
ATTEST:

-------------------------------
Title
      -------------------------


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